Exhibit 99(a)


      TEXAS  UTILITIES  COMPANY
      ENERGY PLAZA . 1601 BRYAN STREET . DALLAS, TEXAS 75201 . (214) 812-4600

                                                                NEWS
                                                                RELEASE

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      NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
      IN OR INTO CANADA, AUSTRALIA OR JAPAN
                                                      FOR IMMEDIATE RELEASE
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       TEXAS UTILITIES OFFER FOR THE ENERGY GROUP RECEIVES MERGER CLEARANCE


            DALLAS, TEXAS - APRIL 17, 1998 - Texas Utilities Company (NYSE:TXU) welcomes today's announcement by the Secretary of State in the United Kingdom that the Texas Utilities Offer for The Energy Group (NYSE/LSE:TEG) will not be referred to the Monopolies and Mergers Commission.

            Texas Utilities confidently expects that the only remaining regulatory consent required for the purposes of the Texas Utilities Offer, namely that required from the Federal Energy Regulatory Commission (FERC) in relation to the Peabody Sale, will be received within the timetable governing the offer. All other specific regulatory approvals have now been obtained or waived by Texas Utilities or Lehman Merchant.

            The Texas Utilities Offer of 840 pence per Energy Group Share represents a premium of 20 pence per share to the Increased PacifiCorp Offer. Texas Utilities is also offering a limited share alternative with a value equal to 865 pence per Energy Group Share, determined as, and subject to the limitations, referred to in the offer document dated March 10, 1998. The Texas Utilities Offer has not been declared final and Texas Utilities has reserved the right to increase its offer in the event of a higher competing bid.

            Texas Utilities, through its wholly owned subsidiary TU Acquisitions, owns 21.96 percent of The Energy Group's issued ordinary share capital.

            Holders of Energy Group Securities are strongly urged to accept the Texas Utilities offer as soon as possible and, in any event, by no later that 10:00 p.m. (London time), 5:00 p.m. (New York City time) on April 21, 1998.

            Commenting, Erle Nye, Chairman and Chief Executive of Texas Utilities, said: "We are obviously delighted by today's announcement by the Secretary of State clearing our offer and are confident that the remaining consent will be forthcoming shortly. We have consistently delivered on our commitments to The Energy Group's
      Board and its shareholders, and our offer clearly represents superior value for Energy Group shareholders."

            Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.

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      FOR ADDITIONAL INFORMATION CONTACT:  DAVID ANDERSON        TIM HOGAN
                                           214/812-4641     OR   214/812-2756
                                           DANDERSON@TU.COM      THOGAN@TU.COM

      GENERAL NEWS MEDIA CONTACT:          JIM LAWRENCE          214/812-4073